EXHIBIT 15





June 8, 1994


Ross Stores, Inc.
Newark, California

We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited condensed consolidated interim financial statements of Ross Stores, Inc. for the three-month periods ended April 30, 1994 and May 1, 1993, as indicated in our independent accountant's review reports dated May 20, 1994 and May 21, 1993, because we did not perform an audit, we expressed no opinion on that information.

We are aware that our reports referred to above, which were included in your Quarterly Reports on Form 10-Q for the quarters ended April 30, 1994 and May 1, 1993, are incorporated by reference in Registration Statements nos. 33-51916, 33-51896, 33-51898, 33-41415, 33-41413, and 33-29600 of Ross Stores, Inc. on
Form S-8.

We are also aware that the aforementioned reports, pursuant to Rule 436(c) under the Securities Act, are not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.


Deloitte & Touche
San Francisco, CA